Mueller Industries, Inc. Reports Second Quarter Earnings

    MEMPHIS, Tenn., July 15 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the second quarter and first-half period ended June 28, 2003. For the second quarter ended June 28, 2003, earnings per diluted share from continuing operations were 24 cents compared with 11 cents in the first quarter of 2003 and 50 cents for the second quarter of 2002. Income from continuing operations for the second quarter was $9.0 million compared with $18.7 million for the second quarter of fiscal 2002. Net sales for the three months ended June 28, 2003, were $248.2 million compared with net sales of $260.5 million for the second quarter of 2002.

    Net sales in the first half of 2003 were $480.2 million compared with net sales of $509.6 million in the 2002 period. Year-to-date, income from continuing operations was $13.4 million compared with $36.6 million for the same period of 2002. Earnings per diluted share from continuing operations were 36 cents for the first half of 2003 compared with 98 cents reported a year ago. Net income was $12.9 million year-to-date compared with $36.4 million for the same period last year.

    Financial Highlights

    Regarding the financial results, Mr. Karp said, "Mueller's financial position is excellent.

    * "Mueller ended the quarter with $207.4 million of cash on hand. Our cash position significantly exceeds our total debt of $16.1 million.
    * "Our current ratio is nearly 5 to 1 and our working capital is $410.8 million.
    * "In the first half, we funded $10.8 million for acquisitions and investments and $16.0 million for capital expenditures. Capital expenditures for the current fiscal year should be less than depreciation."

    Operating Highlights

    With regard to second quarter 2003 operations, Mr. Karp noted the following:

    * "We shipped approximately 175.5 million pounds of product versus 186.6 million pounds in the second quarter of 2002.
    * "Gross profit was down to $44.8 million in the second quarter of 2003 which is significantly less than the second quarter of 2002, but a 12 percent rebound from the first quarter of 2003.
    * "Our Standard Products Division posted operating earnings of $11.9 million, compared with $25.4 million in the second quarter of 2002. Standard Products Division's net sales were $178.9 million for the quarter, compared with $187.2 million for the same period a year ago. Results were less than expected due primarily to weak volume and margins in copper tube. Copper tube spreads continue to be under pressure, although they appear to have bottomed out.
    * "Mueller's Industrial Products Division posted operating earnings of $3.6 million during the second quarter on sales of $71.6 million, which compares with operating earnings of $5.8 million from sales of $74.9 million during the second quarter of 2002.
    * "We are pleased with our performance in Europe as operations returned to profitability. Volumes are up over last year as well as the first quarter of 2003, although margins remain below last year's level."

    Business Outlook

    Discussing the business outlook, Mr. Karp said, "Housing fundamentals remain positive. Low mortgage rates continue to stimulate new home construction and purchasing. Also, building permits, an excellent indicator of future housing activity, remain at a high level. Household growth, the primary driver of housing demand, projected at 12 million for the decade, combined with demand for replacements and second homes, could result in another strong decade of demand for our products. A rebound in the commercial construction sector could result in an additional upswing in demand.

    "As our copper tube competitors continue to report losses, we have remained profitable, although significantly less than previous levels. We remain cautiously optimistic based upon our belief that housing fundamentals will remain strong and pricing will improve with continued improvements in demand."

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's SEC filings.

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

                             MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                 For the Quarter     For the Six Months
                                      Ended               Ended
                                June 28,  June 29,  June 28,  June 29,
                                  2003      2002      2003      2002
                                   (Unaudited)         (Unaudited)

    Net sales                   $248,221  $260,507  $480,243  $509,560

    Cost of goods sold           203,461   201,351   395,376   393,157
    Depreciation and
     amortization                  9,722     9,163    19,462    18,239
    Selling, general, and
     administrative expense       23,575    22,374    46,871    44,355

    Operating income              11,463    27,619    18,534    53,809
    Interest expense                (292)     (343)     (603)     (836)
    Environmental expense           (257)     (230)     (464)     (405)
    Other income, net              2,182     1,414     2,739     3,040

    Income from continuing
     operations before
     before income taxes          13,096    28,460    20,206    55,608
    Income tax expense            (4,117)   (9,744)   (6,767)  (19,027)

    Income from continuing
     operations                    8,979    18,716    13,439    36,581

    Loss from operation of
     discontinued
     operations, net of tax           --      (251)     (539)     (180)

    Net income                    $8,979   $18,465   $12,900   $36,401

    Earnings (loss) per share:
        Basic earnings per
         share:
           Weighted average
            shares outstanding    34,263    33,940    34,260    33,724
              From continuing
               operations          $0.26     $0.55     $0.40     $1.09
              From discontinued
               operations             --     (0.01)    (0.02)    (0.01)

           Basic earnings per
            share                  $0.26     $0.54     $0.38     $1.08

        Diluted earnings per
         share:
            Weighted average
             shares outstanding
             plus assumed
             conversions          36,803    37,198    36,787    37,267

              From continuing
               operations          $0.24     $0.50     $0.36     $0.98
              From discontinued
               operations             --        --     (0.01)       --

            Diluted earnings
             per share             $0.24     $0.50     $0.35     $0.98

                                MUELLER INDUSTRIES, INC.
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (In thousands)

                                                    June 28,      December 28,
                                                      2003             2002
                                                           (Unaudited)
          ASSETS
          Cash and cash equivalents                 $207,354         $217,601
          Accounts receivable, net                   160,105          132,427
          Inventories                                139,586          142,953
          Other current assets                         6,759            7,366
              Total current assets                   513,804          500,347

          Property, plant, and equipment,
           net                                       350,970          352,469
          Other assets                               141,189          135,131

                                                  $1,005,963         $987,947

          LIABILITIES AND STOCKHOLDERS'
           EQUITY
          Current portion of long-term
           debt                                       $3,711           $4,161
          Accounts payable                            37,717           41,004
          Other current liabilities                   61,606           61,186
              Total current liabilities              103,034          106,351

          Long-term debt                              12,410           14,005
          Other noncurrent liabilities               118,584          113,647

              Total liabilities                      234,028          234,003

          Minority interest in
           subsidiaries                                  248              421

          Stockholders' equity                       771,687          753,523

                                                  $1,005,963         $987,947

                             MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In thousands)

                                                     For the Six Months Ended
                                                    June 28,          June 29,
                                                      2003              2002
                                                            (Unaudited)
    Operating activities:
    Net income from continuing operations           $13,439           $36,581
    Reconciliation of net income from
     continuing operations
     to net cash provided by operating
     activities:
          Depreciation and amortization              19,462            18,239
          Deferred income taxes                       4,030             6,854
          Loss (gain) on disposal of
           properties                                   193              (962)
          Minority interest in
           subsidiaries, net of dividend
           paid                                        (173)               66
          Income tax benefit from exercise
           of stock options                              --            10,252
          Changes in assets and
           liabilities, net                         (22,814)          (15,117)

    Net cash provided by operating
     activities                                      14,137            55,913

    Investing activities:
    Purchase of Conbraco Industries, Inc.
     common stock                                   (10,806)               --
    Capital expenditures                            (15,982)          (13,121)
    Other, net                                          659             3,691

    Net cash used in investing activities           (26,129)           (9,430)

    Financing activities:
    Repayments of long-term debt                     (2,045)          (32,066)
    Acquisition of treasury stock                        --           (10,450)
    Proceeds from the sale of treasury
     stock                                              244             2,587

    Net cash used in financing activities            (1,801)          (39,929)

    Effect of exchange rate changes on
     cash                                             3,294             1,066

    (Decrease) increase in cash and cash
     equivalents                                    (10,499)            7,620
    Cash provided by (used in)
     discontinued operations                            252              (304)
    Cash and cash equivalents at the
     beginning of the period                        217,601           121,862

    Cash and cash equivalents at the end
     of the period                                 $207,354          $129,178